Exhibit 99.1

Imperial Oil Limited 237 – 4th Avenue S.W. Calgary, AB T2P 0H6	News Release

Imperial and ExxonMobil Canada Acquire ConocoPhillips’ Interest in Clyden Oil Sands Lease

•	226,000 gross acres amenable to SAGD recovery
•	Acreage is near Imperial’s Corner lease holdings
•	Transaction subject to federal Competition Bureau review

Calgary, Alberta, August 8, 2013 – Imperial Oil and ExxonMobil Canada have acquired ConocoPhillips’ interest in the Clyden oil sands lease, 150 kilometres south of Fort McMurray, Alberta.

The Clyden lease is near Imperial’s Corner lease holdings and contains 226,000 gross acres amenable to the in-situ recovery technique called Steam-Assisted Gravity Drainage (SAGD).

Imperial Oil Resources will purchase a 27.5 percent interest in the leasehold. ExxonMobil Canada will purchase the remaining 72.5 percent interest. The higher initial interest for ExxonMobil Canada enables it to bring in a partner, after which it will remain an equal partner with Imperial. The value of the transaction is approximately C$751 million (US$720 million) before customary adjustments. The transaction is subject to federal Competition Bureau review.

“The Clyden oil sands lease is a high-quality addition to Imperial’s portfolio of oil sands in-situ opportunities,” said Rich Kruger, Imperial’s chairman, president and CEO. “This acquisition is consistent with Imperial’s strategy to position ourselves for long term business growth.”

Imperial Oil is one of Canada’s largest corporations and a leading member of the country’s petroleum industry. The company is a major producer of crude oil and natural gas, Canada’s largest petroleum refiner, a key petrochemical producer and a leading marketer with coast-to-coast supply and service station networks.

For further information:
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John Charlton	Pius Rolheiser
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